                                                                    EXHIBIT 99.5

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Shareholders of Odyssey America Reinsurance Corporation and Subsidiaries:

     Our audits of the consolidated financial statements referred to in our report dated March 23, 2001 appearing on page F-2 in this Registration Statement also included an audit of the financial statement schedules listed in Item 16 99.1, 99.2, 99.3 and 99.4. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 23, 2001